Exhibit 99.1

FOR IMMEDIATE RELEASE

COMPANY CONTACT:
Robert L. LaPenta, Jr.
Vice President –Treasurer
(609) 387-7800 ext. 1216

Burlington Coat Factory Announces Sales For The First Quarter Ended May 1, 2010 and Operating Results For The 35 Week Transition Period Ended January 30, 2010

•	Total store sales for the three months ended May 1, 2010 increased 7.2%.
•	Comparative store sales for the three months ended May 1, 2010 increased 3.3%.
•	Adjusted EBITDA for the 35 weeks ended January 30, 2010 increased 4.8% to $260.5 million versus $248.5 million last year.
•	Net Income of $18.7 million for the 35 weeks ended January 30, 2010 increased $174.3 million from a loss of $155.6 million last year.
•	Average inventory per store at January 30, 2010 decreased 14.8% versus last year.

BURLINGTON, NEW JERSEY, May 6, 2010 – Burlington Coat Factory Investments Holdings, Inc. and its operating subsidiaries (the Company), a nationwide retailer based in Burlington, New Jersey, today announced sales for the first quarter ended May 1, 2010 and its results for the 35 week transition period ended January 30, 2010 (the Transition Period).

In order to conform to the predominant fiscal calendar used within the retail industry, on February 25, 2010 our Board of Directors approved a change in our fiscal year from a fiscal year comprised of the twelve consecutive fiscal months ending on the Saturday closest to May 31 to a fiscal year comprised of the twelve consecutive fiscal months ending on the Saturday closest to January 31.

Sales Results For The First Quarter Ended May 1, 2010

Comparative store sales increased 3.3%.  Net sales were $894.6 million for the three months ended May 1, 2010 compared with $834.5 million for the three months ended May 2, 2009, a 7.2% increase.

Operating Results For The 35 Week Transition Period Ended January 30, 2010

Net sales were $2,457.6 million for the 35 weeks ended January 30, 2010 compared with $2,476.6 million for the 35 weeks ended January 31, 2009, a 0.8% decrease. Comparative store sales decreased 4.8%.

Adjusted EBITDA was $260.5 million for the 35 weeks ended January 30, 2010 compared with $248.5 million for the 35 weeks ended January 31, 2009.  The increase in the Company’s Adjusted EBITDA of $12.0 million is primarily the result of continued cost efficiencies.

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Tom Kingsbury, President and Chief Executive Officer stated, “We are very pleased with our 3.3% comparative store sales increase during the first quarter. We believe this result reflects the progress we have made on our three top priorities: merchandise content, the store experience and receipt management. In addition, we are excited that we were able to successfully align our fiscal year end with our merchant year end which we believe will provide numerous operating efficiencies for our Company.”

As of April 30, 2010, the Company operates 449 stores under the names “Burlington Coat Factory Warehouse” (431 stores), “MJM Designer Shoes” (fifteen stores), “Cohoes Fashions” (two stores), and “Super Baby Depot” (one store) in 44 states and Puerto Rico.

35 Weeks Transition Period Ended January 30, 2010 Conference Call

           The Company will hold a conference call for investors on Friday, May 7, 2010 at 10:00 a.m. Eastern Time to discuss the Company’s Transition Period operating results. To participate in the call, please dial 1-800-901-1807. This conference call will be recorded and available for replay beginning one hour after the end of the call and will be available through May 8, 2010 at 12:00 p.m. Eastern Time. To access the replay, please dial 1-800-633-8284, then the access number, 21467988.  Additionally, a replay of the call will be available for 30 days on the Company’s website (www.burlingtoncoatfactory.com).

About Burlington Coat Factory

Burlington Coat Factory is a nationally recognized retailer of high-quality, branded apparel at everyday low prices. The Company currently serves its customers through its 449 stores in 44 states and Puerto Rico.  For more information about Burlington Coat Factory, visit our website at www.burlingtoncoatfactory.com.

Safe Harbor for Forward-Looking and Cautionary Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  We do not undertake to publicly update or revise our forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied in such statements will not be realized.  The following factors, among others, could cause actual results to differ materially from those expressed or implied in any such forward-looking statements:  competition in the retail industry, seasonality of our business, adverse weather conditions, changes in consumer preferences and consumer spending patterns, import risks, inflation, general economic conditions, our ability to implement our strategy, our substantial level of indebtedness and related debt-service obligations, restrictions imposed by covenants in our debt agreements, availability of adequate financing, our dependence on vendors for our merchandise, events affecting the delivery of merchandise to our stores, existence of adverse litigation and risks, availability of desirable locations on suitable terms, and other factors that may be described from time to time in our filings with the Securities and Exchange Commission (SEC). For each of these factors, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, as amended.

BURLINGTON COAT FACTORY INVESTMENTS HOLDINGS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
 (All amounts in thousands)

	35 Weeks Ended

	January 30, 2010	January 31, 2009 (Unaudited)

REVENUES:
Net Sales	$2,457,567	$2,476,635
Other Revenue	21,730	20,277
Total Revenue	2,479,297	2,496,912

COSTS AND EXPENSES:
Cost of Sales (Exclusive of Depreciation and Amortization)	1,492,349	1,510,409
Selling and Administrative Expenses	759,774	761,062
Restructuring and Separation Costs	2,429	1,929
Depreciation and Amortization (a)	103,605	106,823
Interest Expense (Inclusive of Gain/Loss on Interest Rate Cap Agreements) (a)	59,476	74,263
Impairment Charges – Long-Lived Assets	46,776	28,134
Impairment Charges - Trademark	-	279,300
Other Income, Net	(15,335)	(4,698)
	2,449,074	2,757,222

Income (Loss) Before Income Tax Expense (Benefit)	30,223	(260,310)

Income Tax Expense (Benefit)	11,570	(104,667)

Net Income (Loss)	$18,653	$(155,643)

(a) During the Transition Period, the Company made a reclassification of amortization of deferred financing fees in the amount of $8.2 million and $7.0 million from the line item “Depreciation and Amortization” in our Consolidated Statements of Operations and Comprehensive Income (Loss) to the line item “Interest Expense” in our Consolidated Statements of Operations and Comprehensive Income (Loss) for each of the 35 week periods ended January 30, 2010 and January 31, 2009, respectively.

EBITDA and Adjusted EBITDA

The following table calculates the Company’s EBITDA (defined by the Company as earnings from continuing operations before interest, taxes and depreciation and amortization.) and Adjusted EBITDA, both of which are considered Non-GAAP financial measures. Generally, a Non-GAAP financial measure is a numerical measure of a company’s performance, financial position or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. The Company believes that EBITDA and Adjusted EBITDA provide investors helpful information with respect to our operations. The Company has included them to provide additional information with respect to our ability to meet our future debt service, fund our capital expenditures and working capital requirements and to comply with various covenants in each indenture governing our outstanding notes, as well as various covenants related to our senior secured credit facilities. The adjustments to EBITDA are not in accordance with regulations adopted by the SEC that apply to periodic reports presented under the Exchange Act. Accordingly, EBITDA and Adjusted EBITDA may be presented differently in filings made with the SEC than as presented in this press release or not presented at all.  All adjustments to EBITDA in order to calculate Adjusted EBITDA are either in accordance with the credit agreements governing the Term Loan and ABL Line of Credit or are as approved by the administrative agent of the Term Loan or ABL Line of Credit.

 EBITDA and Adjusted EBITDA are calculated as follows (amounts in thousands):

	35 Weeks Ended
	January 30, 2010 (Unaudited)	January 31, 2009 (Unaudited)
Net Income (Loss)	$18,653	$(155,643)
Interest Expense	59,476	74,263
Income Tax Expense/(Benefit)	11,570	(104,667)
Depreciation and Amortization	103,605	106,823

EBITDA	$193,304	$(79,224)

Impairment Charges – Long-Lived Assets	46,776	28,134
Impairment Charges - Tradenames	-	279,300
Interest Income	(196)	(535)
Non Cash Straight-Line Rent Expense (a)	4,196	6,236
Advisory Fees (b)	2,879	3,342
Stock Compensation Expense ( c)	994	2,728
Sox Compliance (d)	-	1,077
(Gain)/Loss on Investment in Money Market Fund (e)	(3,849)	1,669
Amortization of Purchased Lease Rights (f)	560	620
Severance (g)	2,264	1,929
Franchise Taxes (h)	751	631
Insurance Reserve (i)	3,731	255
Advertising Expense Related to Barter (j)	1,816	1,875
Loss on Disposal of Fixed Assets (k)	5,824	468
Change in Fiscal Year End Cost (l)	1,445	-
Adjusted EBITDA	$260,495	$248,505

           During the Transition Period, in accordance with the credit agreements governing the Term Loan and ABL Line of Credit and with approval from the administrative agents for the Term Loan and ABL Line of Credit, we changed our methodology of calculating Adjusted EBITDA such that costs incurred in connection with our change in fiscal year end (quantified in note (l) to the foregoing table) are added back to consolidated net income (loss) when calculating Adjusted EBITDA.  This change has no impact on the Adjusted EBITDA amounts presented for prior periods.

(a)
Represents the difference between the actual base rent and rent expense calculated in accordance with GAAP (on a straight line basis), in accordance with the credit agreements governing the Term Loan and ABL Line of Credit.

(b)	Represents the annual advisory fee of Bain Capital expensed during the fiscal periods, in accordance with the credit agreements governing the Term Loan and ABL Line of Credit.
(c)	Represents expenses recorded under ASC No. 718 “Stock Compensation” during the fiscal periods, in accordance with the credit agreements governing the Term Loan and ABL Line of Credit.
(d)
As a voluntary non-accelerated filer, we furnished our initial management report on Internal Controls Over Financial Reporting in our Annual Report on Form 10-K for Fiscal 2008. These costs represent professional fees related to this compliance effort that were incurred during Fiscal 2008 and the first quarter of Fiscal 2009, as well as fees incurred as part of our ongoing internal controls compliance effort for Fiscal 2009, as approved by the administrative agents for the Term Loan and ABL Line of Credit.

(e)
Represents the (gain)/loss on our investment in the Reserve Primary Fund (Fund), related to a decline in the fair value of the underlying securities held by the Fund, as approved by the administrative agents for the Term Loan and ABL Line of Credit.

(f)
Represents amortization of purchased lease rights which are recorded in rent expense within our selling and administrative line items, in accordance with the credit agreements governing the Term Loan and ABL Line of Credit.

(g)
Represents a severance charge resulting from a reduction of approximately 10% of our workforce during the Transition Period and Fiscal 2009, in accordance with the credit agreements governing the Term Loan and ABL Line of Credit.

(h)	Represents franchise taxes paid based on our equity, as approved by the administrative agents for the Term Loan and ABL Line of Credit.
(i)
Represents the non-cash change in reserves based on estimated general liability, workers compensation and health insurance claims as approved by the administrative agents for the Term Loan and ABL Line of Credit.

(j)
Represents non-cash advertising expense based on the usage of barter advertising credits obtained as part of a non-cash exchange of inventory, as approved by the administrative agents for the Term Loan and ABL Line of Credit.

(k)
Represents the gross non-cash loss recorded on the disposal of certain assets in the ordinary course of business, as in accordance with the credit agreements governing the Term Loan and ABL Line of Credit.

(l)
Represents costs incurred in conjunction with changing our fiscal year end from the Saturday closest to May 31 to the Saturday closest to January 31 commencing with the transition period ending January 30, 2010.  This change was approved by the administrative agents for the Term Loan and ABL Line of Credit.